Exhibit (d)(6)

November 23, 2018

PRIVATE AND CONFIDENTIAL

GlaxoSmithKline plc

980 Great West Road

Brentford

Middlesex

TW8 96S

Attention: Kevin Sin, Senior Vice President

Dear Kevin:

This letter agreement (the “Letter Agreement”) sets forth certain understandings between GlaxoSmithKline plc (“GSK”) and Tesaro, Inc. (the “Company” and, together with GSK, the “parties”, and each, a “party”) with respect to discussions between the parties relating to a possible strategic business combination (a “Transaction”).

In consideration for the time, effort and expense incurred and anticipated to be incurred by GSK in connection with pursuing a Transaction, from the date hereof until the Exclusivity Expiration Time (as defined below), the Company shall not, shall cause its subsidiaries not to, and shall instruct its affiliates, directors, officers, employees, advisors or other representatives (collectively, the “Representatives”) not to: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Alternative Transaction, (ii) engage in negotiations with respect to any Alternative Transaction, or (iii) provide any non-public information to any person or entity (other than GSK or any designees of GSK) in connection with any Alternative Transaction. The Company shall, and shall cause its subsidiaries to, and shall direct its Representatives to, immediately cease any solicitation, discussions, or negotiations with any person or entity (other than GSK) with respect to any Alternative Transaction. Subject to the other provisions of this letter, if Company is approached by or receives an inquiry from a person or entity that has made or, to the knowledge of the Company, is considering making a proposal in respect of an Alternative Transaction, the Company and its Representatives may inform such person or entity of the existence of this letter without disclosing the identify of GSK or the terms hereof.

The term “Exclusivity Expiration Time” means the earlier of (i) 11:59 p.m. Eastern time on Sunday, December 2, 2018, (ii) such earlier date on which GSK and the Company enter into a definitive written Transaction agreement, (iii) such earlier date on which GSK notifies the Company that GSK is terminating all negotiations with respect to or otherwise does not wish to proceed with the Transaction and (iv) such earlier date on which GSK makes a proposal in respect of a Transaction that values the Company at less than $75.00 per share of Company common stock. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position with respect to an Alternative Transaction if required by Rule 14e-2(a) and Rule 14d-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise communicating with its shareholders as may be required by applicable law.

Confidential

Project Vino

November 23, 2018

The term “Alternative Transaction” means, with respect to the Company, any transaction with an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (other than GSK or a wholly-owned subsidiary of GSK) at any time after the date hereof that is structured to permit such person or group to acquire beneficial ownership of twenty percent (20%) or more of the total voting power of any class of equity securities of the Company or twenty percent (20%) or more of the consolidated total assets of the Company and its subsidiaries, pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, license of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than an offer by GSK or a merger of a wholly-owned subsidiary of GSK with and into the Company.

GSK and the Company understand and agree that no contract or agreement providing for a Transaction shall be deemed to exist between them unless and until a definitive written Transaction agreement approved by each party’s board of directors has been executed and delivered by the parties. The parties also agree that, unless and until such a definitive Transaction agreement has been executed and delivered by both parties, neither party shall be under any legal obligation to engage in a Transaction.

This Letter Agreement and the non-disclosure agreement between the Company and GSK (the “Confidentiality Agreement”) constitute the entire agreement between the parties concerning the subject matter hereof and supersede all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether oral or written, between the parties relating to the same and all past courses of dealing or industry custom.

The provisions of this Letter Agreement may not be amended or modified, in whole or in part, except with the written consent of both parties hereto, and the provisions of this Letter Agreement may not be waived without the written consent of the party against whom such waiver would be sought to be enforced. The waiver by either party of a breach of or a default under any provision of this Letter Agreement shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Letter Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power, privilege, or remedy that it has or may have hereunder operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise of any such right, power, privilege, or remedy hereunder.

This Letter Agreement, and any dispute arising out of, relating to or in connection with this Letter Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any principles of conflict of laws that would require application of the laws of a different jurisdiction. With respect to any action or proceeding between the parties arising out of or relating to this Letter Agreement, each party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State

Confidential

Project Vino

November 23, 2018

of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding will be heard and determined exclusively in accordance with the preceding clause (a), (c) waives any objection to laying venue in any such action or proceeding in such courts, and (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party. Each party irrevocably waives any and all rights to trial by jury in any action or proceeding between the parties arising out of or relating to this Letter Agreement.

If any term, provision, covenant or restriction of this Letter Agreement is held by a court of competent jurisdiction to be invalid, illegal, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Letter Agreement shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, and shall in no way be affected, impaired or invalidated.

GSK and the Company agree that the existence and contents of this Letter Agreement shall be kept strictly confidential in accordance with the terms of the Confidentiality Agreement.

This Letter Agreement may be executed in counterparts (including via pdf), each of which will be deemed to be an original, and all of which, when taken together, will constitute one and the same agreement.

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning the enclosed duplicate of this Letter Agreement, whereupon this Letter Agreement will constitute a binding agreement between us.

Very truly yours, TESARO, INC.

By:	/s/ Joseph L. Farmer
Name:	Joseph L. Farmer
Title:	SVP, General Counsel

Accepted and agreed to as of

the date first above written:

GLAXOSMITHKLINE PLC

By:	/s/ Kevin Sin
Name:	Kevin Sin
Title:	Senior Vice President
Worldwide Business Development